As filed with the Securities and Exchange Commission on August 19, 2015

Registration No. 333-205701

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EASTERN VIRGINIA BANKSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Virginia	6022	55-1866052
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I. R. S. Employer Identification Number)

330 Hospital Road

Tappahannock, Virginia 22560

(804) 443-8400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joe A. Shearin

President and Chief Executive Officer

Eastern Virginia Bankshares, Inc.

330 Hospital Road

Tappahannock, Virginia 22560

(804) 443-8400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Jacob A. Lutz, III, Esq.

Troutman Sanders LLP

1001 Haxall Point

Richmond, Virginia 23219

(804) 697-1490

Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

________________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333- 205701) of Eastern Virginia Bankshares, Inc. is being filed solely to amend Item 21 of Part II thereof and to file an updated Exhibit 23.1 thereto.  This Amendment No. 1 does not modify any provision of the preliminary prospectus contained in Part I of the Registration Statement or Items 20 or 22 in Part II of the Registration Statement. Accordingly, this Amendment No. 1 does not include a copy of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Amended and Restated Articles of Incorporation, as amended (the “Articles”) of Eastern Virginia Bankshares, Inc. (the “Company”) provide that the Company shall, to the full extent permitted by Virginia law (which includes the Virginia Stock Corporation Act (the “VSCA”)), indemnify against liability a director or officer of the Company who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the Company’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The VSCA permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the director or officer was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. The Company is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

Under the VSCA, a Virginia corporation may not indemnify a director or officer for an adverse judgment in a proceeding by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for reasonable expenses.

The Articles also eliminate the personal liability of directors and officers to the Company or its shareholders for monetary damages to the full extent permitted by Virginia law.

In addition, the Articles of the Company provide that the Company shall advance expenses incurred by a director or officer in a proceeding, in advance of a final disposition of the proceeding, if:

•	the director or officer furnishes the Company a written statement of his good faith belief that he is entitled to indemnification pursuant to the Articles;

•	the director or officer furnishes the Company a written undertaking to repay the advance if it is ultimately determined that he did not meet the standard for indemnification provided in the Articles; and

•	a determination pursuant to Virginia law is made that the facts then known would not preclude indemnification under the Articles.

The indemnification provided by the Company’s Articles is not exclusive of any right to indemnification to which a director or officer may be entitled, including without limitation rights conferred by applicable law and any right under policies of insurance that may be purchased and maintained by the Company.

Item 21. Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Essex, Commonwealth of Virginia, on August 19, 2015.

EASTERN VIRGINIA BANKSHARES, INC.

By:	/s/ Joe A. Shearin
Joe A. Shearin
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joe A. Shearin	Director, President and Chief Executive Officer	August 19, 2015
Joe A. Shearin	(Principal Executive Officer)

/s/ J. Adam Sothen	Executive Vice President and Chief Financial Officer	August 19, 2015
J. Adam Sothen	(Principal Financial and Accounting Officer)

*	Chairman and Director	August 19, 2015
W. Rand Cook

*	Vice Chairman and Director	August 19, 2015
F. L. Garrett, III

*	Director	August 19, 2015
John F. Biagas

*	Director	August 19, 2015
W. Gerald Cox

*	Director	August 19, 2015
Michael E. Fiore

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*	Director	August 19, 2015
Boris M. Gutin

*	Director	August 19, 2015
Ira C. Harris

*	Director	August 19, 2015
Eric A. Johnson

*	Director	August 19, 2015
W. Leslie Kilduff, Jr.

*	Director	August 19, 2015
William L. Lewis

*	Director	August 19, 2015
Leslie E. Taylor

*	Director	August 19, 2015
Jay T. Thompson

* /s/ Joe A. Shearin
Joe A. Shearin
Attorney-in-Fact

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EXHIBIT INDEX

Exhibit Number	Item
2.1	Agreement and Plan of Reorganization, dated as of May 29, 2014, among Eastern Virginia Bankshares, Inc., EVB and Virginia Company Bank (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed May 30, 2014).

4.3	Indenture, dated April 22, 2015, by and between Eastern Virginia Bankshares, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed April 24, 2015).

4.4	Forms of 6.50% Subordinated Note due 2025 (included as Exhibit A-1 and Exhibit A-2 in Exhibit 4.3 incorporated by reference herein).

Certain instruments relating to long-term debt as to which the total amount of securities authorized there under does not exceed 10% of the total assets of Eastern Virginia Bankshares, Inc. have been omitted in accordance with Item 601(b)(4)(iii) of Regulation S-K. The registrant will furnish a copy of any such instrument to the Securities and Exchange Commission upon its request.

5.1	Opinion of Troutman Sanders LLP.#

10.27	Registration Rights Agreement, dated April 22, 2015, by and among Eastern Virginia Bankshares, Inc. and the purchasers identified therein (incorporated by reference to Exhibit 10.27 to the Company’s Current Report on Form 8-K filed April 24, 2015).

23.1	Consent of Yount, Hyde & Barbour, P.C.*

23.2	Consent of Troutman Sanders LLP (contained in Exhibit 5.1).#

24.1	Powers of Attorney (included on signature page).#

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of U.S. Bank National Association.#

99.1	Form of Letter of Transmittal.#

# Previously filed.

* Filed herewith.

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